Exhibit 99.1
INVESTOR CONTACT:  David R. Jessick, Chief Financial Officer
                   (503) 797-7900
MEDIA CONTACT:     Rob Boley, AVP-Public Relations
                   (503) 797-7176
                                                           FOR IMMEDIATE RELEASE

SYMBOL:            "FMY"  (N.Y.S.E.)

   FRED MEYER REPORTS FIRST QUARTER EPS OF $.27 EXCLUDING MERGER RELATED COSTS
   ---------------------------------------------------------------------------
                            AND EXTRAORDINARY CHARGES
                            -------------------------

Portland, Oregon, June 18, 1998 -- Fred Meyer, Inc. announced improved sales and operating earnings for its 1998 first quarter (16 weeks) ended May 23, 1998.

1998 first quarter results are not comparable to prior year results due to three recent acquisitions by Fred Meyer, Inc. (the Company). In September 1997, the Company acquired Smith's Food & Drug Centers, Inc. (Smith's), and in March 1998 the Company acquired Quality Food Centers, Inc. (QFC) and Food 4 Less Holdings, Inc. (Ralphs). The Smith's and Ralphs acquisitions were accounted for as purchases and the QFC acquisition was accounted for as a pooling of interests. Consequently, 1998 first quarter results include the results from the store operations of Fred Meyer (Fred Meyer Stores), Smith's and QFC for the full quarter and include Ralphs from March 10, 1998. First quarter 1997 results include only Fred Meyer Stores and QFC.

FIRST QUARTER RESULTS

Sales were $4.0 billion for the first quarter, an increase of $2.4 billion or
153.6 percent from the prior year's $1.6 billion.

Sales at Fred Meyer Stores were $1.3 billion, up $129 million or 10.8 percent from the prior year. Comparable store sales increased 6.2 percent, with comparable food sales up 7.1 percent and comparable nonfood sales up 4.9 percent.

Sales at QFC were $621 million, up $221 million from the prior year's $400 million. QFC completed two acquisitions during the first quarter of the prior year which contributed to the sales increase. Comparable store sales at QFC were up 2.6 percent.

Sales at Smith's accounted for $951 million of the increase and sales at Ralphs accounted for $1.15 billion of the increase.

In conjunction with the recent acquisitions, a charge for merger related costs and merger integration costs of $209 million was recorded in the first quarter. Additional merger integration charges will be recorded in future quarters as expenditures are incurred.

Additionally, an extraordinary charge of $216 million, net of taxes, was recorded for early extinguishment of debt. This charge primarily consisted of premiums paid and deferred financing fees written off for Ralphs and QFC bonds that were purchased in tender offers on March 11, 1998.

Earnings before interest, taxes, depreciation and amortization and the LIFO charge (EBITDA) were $314.9 million or 7.8 percent of sales in 1998's first quarter versus $104.5 million or 6.6 percent of sales in 1997's first quarter.

Without the merger related charges and extraordinary charge, income would have been $41.4 million or $.27 per share on 154.5 million diluted weighted shares outstanding this year versus $22.5 million or $.25 per share on 88.3 million diluted weighted shares outstanding in the prior year. Including the charges, the Company recorded a loss of $312 million or $2.15 per share in the first quarter.

COMMENTARY

Commenting on the quarter, Robert G. Miller, President and Chief Executive Officer, said "We are pleased with first quarter sales and earnings results. Our recent acquisitions also have contributed to strong improvement in our Company's cash flow. Comparable store sales continued to be very strong at Fred Meyer Stores and at QFC. Sales at Ralphs and Smith's were below plan for the first quarter but overall, comparable store sales for the combined Company were among the strongest in the industry.

" We are very happy with our merger integration efforts and the related cost savings continue to be on schedule. The Hughes store integration into Ralphs is now substantially complete and the QFC and Smith's integrations are progressing with an expected completion date of fiscal year-end for the Smith's integration and mid-1999 for the QFC integration."

Fred Meyer, Inc., headquartered in Portland, Oregon, is one of the nation's largest food and drug retailers. The Company's four subsidiaries -- Fred Meyer Stores, QFC, Ralphs and Smith's -- operate more than 800 stores in a variety of food and drug and multi-department formats located primarily in 11 western states from Alaska to Texas. In addition, the Company operates 259 fine jewelry stores across the United States under the banners of Fred Meyer, Merksamer and Fox's Jewelers.



WEB SITE:         http://www.fredmeyer.com


                            -- Three tables follow --

                                FRED MEYER, INC.
           Condensed Consolidated Statements of Operations (unaudited)


                                                                         16 weeks                16 weeks
                                                                            ended                   ended
                                                                           May 23,                 May 24,
(In thousands, except per share amounts)                                     1998                    1997
----------------------------------------                              -----------             -----------
Net sales                                                             $ 4,040,448             $ 1,593,437
Cost of goods sold                                                      2,849,017               1,121,353
                                                                      -----------             -----------
Gross margin                                                            1,191,431                 472,084
Operating and administrative expenses                                     988,676                 415,784
Amortization of goodwill                                                   22,302                   1,003
Merger related costs                                                      208,965                       -
                                                                      -----------             -----------
Income (loss) from operations                                             (28,512)                 55,297
Interest expense                                                           99,811                  18,648
                                                                      -----------             -----------
Income (loss) before income taxes
   and extraordinary charge                                              (128,323)                 36,649
Provision (benefit) for income taxes                                      (32,770)                 14,136
                                                                      -----------             -----------
Income (loss) before extraordinary charge                                 (95,553)                 22,513
Extraordinary charge, net of taxes                                        216,441                       -
                                                                      -----------             -----------

Net income (loss)                                                     $  (311,994)            $    22,513
                                                                      ===========             ===========

Basic earnings per common share:
   Income (loss) before extraordinary charge                          $      (.66)            $       .27
   Extraordinary charge                                                     (1.49)                      -
                                                                      -----------             -----------
   Net income (loss)                                                  $     (2.15)            $       .27
                                                                      ===========             ===========

   Basic weighted average number of
     common shares outstanding                                            145,141                  84,758
                                                                      ===========             ===========

Diluted earnings per common share:
   Income (loss) before extraordinary charge                          $      (.66)            $       .25
   Extraordinary charge                                                     (1.49)                      -
                                                                      -----------             -----------
   Net income (loss)                                                  $     (2.15)            $       .25
                                                                      ===========             ===========

   Diluted weighted average number of
     common and common equivalent
       shares outstanding                                                 145,141                  88,335
                                                                      ===========             ===========


                                  Table 1 of 3

                                FRED MEYER, INC.
                     Supplemental Operating Data (unaudited)


                                                                       16 weeks              16 weeks
(In thousands, except per share data                                      ended                 ended
 and percentages)                                                        May 23,               May 24,
                                                                           1998                  1997
                                                                     ----------            ----------
Earnings before interest, taxes,
   depreciation and amortization (EBITDA)                            $  314,928            $  104,549
LIFO expense                                                              5,975                 2,013
Depreciation and amortization expense                                   106,198                46,236
Amortization of Goodwill:
   Deductible for tax                                                     2,464                     -
   Nondeductible for tax                                                 19,838                 1,003

As a percent of sales:
   Food sales                                                            86.90%                69.90%
   Nonfood sales                                                         13.10%                30.10%
   Gross margin -- LIFO                                                  29.49%                29.63%
   Gross margin -- excluding LIFO expense                                29.64%                29.75%
   Operating and administrative expenses                                 24.47%                26.09%
   Amortization of goodwill                                                .55%                  .06%
   Income from operations, excluding
     merger related costs                                                 4.47%                 3.47%
   Merger related costs                                                   5.17%                    -
   Income (loss) from operations                                          (.71%)                3.47%
   Interest expense                                                       2.47%                 1.17%
   Income (loss) before extraordinary charge                             (2.37%)                1.41%
   Net income (loss)                                                     (7.72%)                1.41%
   EBITDA                                                                 7.79%                 6.56%
   LIFO                                                                    .15%                  .13%


Comparable store sales (excluding Smith's
   and Ralphs):                                                           5.60%                 6.30%

Fred Meyer Stores:
   Food sales                                                             7.10%                 6.00%
   Nonfood sales                                                          4.90%                 8.70%
   Total sales                                                            6.20%                 7.00%

Quality Food Centers (QFC)                                                2.60%                 3.40%


                                  Table 2 of 3

                                FRED MEYER, INC.
                Condensed Consolidated Balance Sheets (unaudited)


                                                                          May 23,                 May 24,
(In thousands)                                                              1998                    1997
--------------                                                      ------------            ------------
ASSETS

Current assets:
        Cash and cash equivalents                                   $    163,773            $    127,979
        Receivables                                                      123,745                  49,199
        Inventories                                                    1,795,974                 742,968
        Prepaid expenses and other                                        51,060                  51,358
        Current deferred taxes                                           270,495                  17,226
                                                                    ------------            ------------

Total current assets                                                   2,405,047                 988,730

Property and equipment - net                                           3,500,583               1,502,518

Goodwill - net                                                         3,593,444                 238,755

Long-term deferred tax assets                                            222,271                       -

Other assets                                                             167,633                  59,042
                                                                    ------------            ------------

        Total assets                                                $  9,888,978            $  2,789,045
                                                                    ============            ============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Accounts payable and bank overdrafts                        $  1,161,422            $    515,785
        Income taxes payables                                                  -                  12,342
        Accrued expenses and other                                     1,126,431                 186,226
        Current portion long-term debt and capital leases                 44,967                   2,123
                                                                    ------------            ------------

Total current liabilities                                              2,332,820                 716,476

Long-term debt                                                         4,815,013                 958,397

Capital lease obligations                                                189,886                  39,869

Deferred lease transactions                                               34,659                  41,547

Deferred income taxes                                                          -                  98,826

Other long-term liabilities                                              437,608                  25,221

Stockholders' equity                                                   2,078,992                 908,709
                                                                    ------------            ------------

        Total liabilities and stockholders' equity                  $  9,888,978            $  2,789,045
                                                                    ============            ============


                                  Table 3 of 3